AUTHORIZATION


	I hereby authorize
General Binding Corporation ("GBC"), One GBC Plaza, Northbrook, Illinois, Mr. Steven Rubin and Mr. John Moynihan, jointly and severally, to sign and file on my behalf any "Forms" required to be filed with the Securities and Exchange Commission that are required to be filed under Section 16 of the 1934 Securities and Exchange Act as a result of my holding a position as an officer, director or employee of GBC.

	This authorization shall be
effective immediately and shall continue for so long as I am an officer, director or employee of GBC, or until such time as I have so notified GBC in writing of a revocation of this authority.

	I hereby ratify and
confirm all lawful acts performed by GBC and the aforesaid individuals under the scope of this authorization and hereby agree to indemnify and hold GBC, its officers, employees, agents and the aforesaid individuals harmless from any claim or demand arising from its or his lawful actions.



											[ Signed ]
										_________________________

											Dennis J. Martin

										Date:	May 10, 2001